Exhibit 4.08

Rio Tinto plc
5 Aldermanbury Square
London EC2V 7HR
United Kingdom
T +44 (0) 20 7781 2000
F +44 (0) 20 7781 1800

AJF/A-5275/Novation Letter

Richard B Evans
Chief Executive Officer
Rio Tinto Alcan
1188 Sherbrooke Street West
Montreal, Quebec
Canada H3A 3G2

29 January 2008

Dear Mr Evans

Transfer of employment contract

We refer to your employment contract between us dated 25 October 2007 (“Contract”).

As the other Rio Tinto executive directors have contracts with Rio Tinto London Limited we would like to make your contract consistent with this position. We, therefore, propose to transfer all of our rights, obligations and liabilities under the Contract to Rio Tinto London Limited with effect from 29 January 2008 as follows:-

•	Rio Tinto London Limited will perform the Contract and be bound by its terms in every way as if it was the original party to it in place of us.

•	You will perform the Contract and be bound by its terms in every way as if Rio Tinto London Limited was the original party to it in place of us.

•	We will have no further rights under the Contract, regardless of when such rights accrue.

•	Each of us releases the other from all their obligations and liabilities under the Contract whether arising before, on or after 29 January 2008.

•	Each of Rio Tinto London Limited and you will have the right to enforce the Contract and pursue any claims and demands under the Contract against the other with respect to matters arising before, on or after 29 January 2008 as if Rio Tinto London Limited was the original party to the Contract instead of us.

•	The Contract shall in all other respects continue on its existing terms.

Rio Tinto plc. Registered office 5 Aldermanbury Square, London, EC2V 7HR, United Kingdom.
Registered in England No. 719885.

Please acknowledge your consent to the proposed transfer by signing, dating and returning the enclosed copy letter.

Yours sincerely

/s/ Ben Mathews

For and on behalf of Rio Tinto Plc

/s/ Ben Mathews

For and on behalf of Rio Tinto London Limited

I hereby consent to the transfer of the Contract on the terms set out above

/s/ Dick Evans

Richard B. Evans

Date: 29 January 2008